Exhibit 77(q)(1)


                                    EXHIBITS

(a)(1) Amendment to the Registrant's Declaration of Trust changing the Registrant's name from Lexington Money Market Trust to "ING Lexington Money Market Trust" - filed herewith.

(a)(2) Form of Amendment to the Registrant's Declaration of Trust removing the upper limit on the number of trustees that the Board of Trustees may set from time to time - filed herewith.